Exhibit 10.23

The Company has redacted certain confidential information in this agreement in reliance upon its confidential treatment request that it has filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. In this agreement, we indicate each redaction by use of an asterisk *.

GAS PURCHASE AND PROCESSING AGREEMENT

BETWEEN

DUKE ENERGY FIELD SERVICES, INC., A COLORADO CORPORATION

AND

UNITED STATES EXPLORATION, INC, A COLORADO CORPORATION

AND

PETROLEUM DEVELOPMENT CORPORATION, A NEVADA CORPORATION

("DEDICATED ACREAGE")

INDEX

I	REPRESENTATIONS OF SELLERS		2

II	COMMITMENT OF SELLERS' GAS		2

III	CONSTRUCTION OF PIPELINE GATHERING SYSTEM		2

IV	QUANTITY		2

V	GENERAL TERMS AND CONDITIONS		3

VI	PRICE		3

VII	NOTICES		3

VIII	TERM		4

IX	MISCELLANEOUS		4

	EXHIBIT A - THE LEASES		Page 1 A

EXHIBIT B - APPENDIX - GENERAL TERMS AND CONDITIONS

	1	DEFINITIONS	Page 1 E
	2	POINT(S) OF DELIVERY, PRESSURE AND OWNERSHIP	Page 2 B
	3	RESERVATIONS OF SELLER	Page 3 B
	4	QUANTITY RESTRICTIONS	Page 3 B
	5	SELLER'S WARRANTIES	Page 4 B
	6	EASEMENTS	Page 4 B
	7	SHRINKAGE	Page 4 B
	8	GAS MEASUREMENT AND QUALITY	Page 4 B
	9	ALLOCATION OF RESIDUE GAS & PLANT PRODUCTS REVENUES	Page 6 B
	10	PRICING INFORMATION & REFUNDS	Page 7 B
	11	TAXES	Page 7 B
	12	PAYMENT	Page 7 B
	13	SELLER'S REPRESENTATIVE	Page 8 B
	14	REGULATORY BODIES	Page 9 B
	15	FORCE MAJEURE	Page 9 B
	16	DEFAULTS	Page 10 B
	17	UNECONOMIC WELL CONNECTIONS	Page 10 B
	18	UNECONOMIC OPERATION OF GAS PLANTS	Page 10 B
	19	LITIGATION - ATTORNEYS' FEES	Page 11 B
	20	DAMAGES	Page 11 B
	21	GENERAL	Page 11 B
(REVISED 10/11/99)

GPA 018 R (TLL,S/D)

GAS PURCHASE AND PROCESSING AGREEMENT

THIS GAS PURCHASE AND PROCESSING AGREEMENT, entered into as of the last date acknowledged below, (herein, as the same may be amended from time to time, called this "Agreement") by and between DUKE ENERGY FIELD SERVICES, INC., a Colorado corporation, with offices at 370 Seventeenth Street, Suite 900, Denver, Colorado 80202, hereinafter referred to as "Buyer/Processor", and UNITED STATES EXPLORATION, INC, a Colorado corporation, whose address is 1560 Broadway, Suite 1900, Denver, Colorado 80202, and PETROLEUM DEVELOPMENT CORPORATION, a Nevada corporation, whose address is 103 E. Main St., Bridgeport, WV 26330, hereinafter referred to collectively as "Sellers".

R E C I T A L S

1
Buyer/Processor owns, operates and maintains a natural gas gathering system, compression facilities and natural gas processing facilities, and Buyer/Processor's designee owns, operates and maintains certain natural gas liquids fractionation facilities (the "Fractionator"), all such facilities in the aggregate hereinafter referred to as the "Facilities", which Facilities are located in Weld, Larimer, Morgan, Adams and Boulder; Counties, Colorado, to enable Buyer/Processor to purchase and accept delivery of Sellers' natural gas (including natural gasoline and other liquefiable hydrocarbons), produced and saved from the oil and gas leases, lands and formations committed hereunder, at the Point(s) of Delivery defined herein.

2
Sellers own and hold, or have an interest or interests in certain oil and gas leases, wells and/or- lands described in Exhibit "A" attached hereto and made a part hereof, said oil and gas leases, wells and/or lands and formations thereunder hereinafter sometimes being referred to as the "Leases".

3
Sellers desires to sell to Buyer/Processor all of the Gas owned or controlled by Sellers which is produced and saved from the Leases covered hereunder; as well- as to contract with Buyer/Processor to process all such Gas upon the terms and for the consideration herein expressed.

4
Buyer/Processor desires to purchase, gather and process Sellers' Gas, as defined herein, utilizing the Facilities constructed, owned and operated by Buyer/Processor upon the terms and for the consideration herein expressed.

(DEDICATED ACREAGE)

5
Buyer/Processor has entered into, and may enter into additional, third-party Residue Gas Sales Agreements pursuant to which Buyer/Processor shall utilize its best efforts to sell the Residue Gas resulting from the processing of Sellers' Gas (as defined herein).

FOR GOOD AND VALUABLE CONSIDERATION, the Parties hereto agree as follows:

ARTICLE I
REPRESENTATIONS OF SELLERS

1.1
Sellers represent and warrant to Buyer/Processor, its successors and assigns, that Sellers own an interest in, or have the right to market Sellers' portion of the Gas produced and saved from the Leases ("Sellers' Gas") and that Sellers intend to construct, or cause to be constructed, the facilities necessary, if any, to enable Sellers to sell and deliver to Buyer/Processor for sale at the Point(s) of Delivery, as hereinafter set forth, all of Sellers' Gas in accordance with the terms and provisions of this Agreement.

ARTICLE II
COMMITMENT OF SELLERS' GAS

2.1
Subject to the terms and conditions contained herein, Sellers hereby commit to the performance of this Agreement all of Sellers' Gas produced and saved from the Leases, and to insure the faithful performance of the provisions of this Agreement, Sellers covenant to sell and deliver' the same to Buyer/Processor' at the Point(s) of Delivery without other disposition except as herein otherwise provided.

ARTICLE III
CONSTRUCTION OF PIPELINE GATHERING SYSTEM

3.1
Subject to the terms and conditions contained herein, Buyer/Processor agrees to construct or has already constructed sufficient miles of pipeline gathering system to connect all of the wells drilled and produced, or to be drilled and produced, on the Leases by Sellers ("Sellers Wells") at the Point(s) of Delivery.

ARTICLE IV
QUANTITY

4 1	Subject to the terms and conditions contained herein, Sellers shall deliver and sell to Buyer/Processor, and Buyer/Processor shall receive and purchase Sellers' Gas on a best efforts basis.

4.2
Sellers acknowledge and understand that Buyer/Processor will receive and purchase Sellers' Gas utilizing the Facilities which also receive, transmit and process Gas delivered to Buyer/Processor by other parties.

ARTICLE V
GENERAL TERMS AND CONDITIONS

5.1
The General Terms and Conditions set forth in the Appendix attached hereto as Exhibit "B" (the "Appendix") are the general terms and conditions applicable to this Agreement, which Appendix is by reference hereby incorporated into and made an integral part of this Agreement.

ARTICLE VI
PRICE

6.1
Effective the date of first deliveries of Sellers' Gas under this Agreement, Sellers shall receive a price for all of Sellers' Gas purchased hereunder which price shall be calculated as follows, pursuant to Section 9 of the Appendix:

A.	[ * ] percent ([ * ]%) of the Residue Gas Revenues attributable to each of Sellers' Wells; plus

B.	[ * ] percent ([ * ]%) of the Plant Products Revenue attributable to each of Sellers' Wells

6.2	Sellers shall be responsible for distribution of revenues to owners of interest in the Gas purchased by Buyer/Processor hereunder, as further described in the Payment section of the Appendix.

ARTICLE VII
NOTICES

7.1
All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when delivered personally or three (3) business days following deposit in the United States mails, certified mail, return receipt requested, or one (1) business day following delivery to recognized overnight courier- service, or upon transmittal by facsimile, in each such case postage or charges prepaid and addressed as follows:

TO:	SELLERS' REPRESENTATIVE:

	United States Exploration, Inc	Petroleum Development Corporation
	1560 Broadway, Suite 1900	103 East Main Street
	Denver, Colorado 80202	P.O. Box 26
Bridgeport, WV 26330

ATTN:	Connie L Nordberg	Thomas E. Riley
	(303) 863-3505	Vice President
	(303) 863-1932-FAX	(304) 842-3597
(304) 842-8936- FAX

TO:         BUYER/PROCESSOR:

Duke Energy Field Services, Inc
370 - 17th Street, Suite 900
Post Office Box 5493
Denver, Colorado 80217

ATTN:	Vice President - Gas Supply
(303) 595-3331
(303) 595-0480 - FAX

ARTICLE VIII
TERM

8.1	This Agreement shall be effective as of October 1, 1999 and shall continue and remain in full force and effect for the economic life of the Facilities.

ARTICLE IX
MISCELLANEOUS

9.1           Respecting certain rights of the Parties hereto:

A.
This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors, assigns, heirs, administrators and/or executors and shall constitute a real right and covenant running with the lands and leasehold-interests covered hereby. Either Party may assign his or its right, title, and interest in, to and under this Agreement, including, without limitation, any and all renewals, extensions, amendments, and/or supplements hereto; provided, however; that no such assignment shall in any way operate to enlarge, alter, or change any right or obligation of the other Party or Parties hereto.  No assignment shall be effective or binding until a copy of same has been furnished to the other Party.

B.
Further, this Agreement, including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto shall be binding upon any purchaser of Buyer/Processor's Facilities and upon any purchaser of Sellers' Leases, or any part thereof or interest therein which are subject to this Agreement. It is agreed that no sale of Sellers' Leases, or any part thereof or interest therein, or of all or substantially all of Buyer/Processor's Facilities, shall be made unless the purchaser thereof shall assume and agree to be bound by this Agreement insofar as the same shall affect and relate to the Leases, Facilities or interests so sold or conveyed. It is further agreed, however; that nothing herein contained shall in any way prevent either Party hereto from pledging or mortgaging all or any part of such Party's Leases or Facilities as security under any mortgage, deed of trust, or other similar lien, or from pledging this Agreement or any benefits accruing hereunder to the Party making the pledge, without the assumption of obligations hereunder by the mortgagee, pledgee or other grantee under such an instrument.

C.
Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person or entity not a party hereto other than successors and assigns, or heirs, administrators or executors of the Parties hereto.

9.2
Sellers expressly do not by the terms of this Agreement, sell, transfer or assign unto Buyer/Processor any title or interest whatsoever in the Leases or any pipe, meters, lines or other equipment of any nature owned or used by Sellers in the operation of Sellers' Wells and the Leases.

9.3
This Agreement constitutes the entire agreement and understanding between the Parties hereto and supersedes and renders null and void and of no further force and effect any prior understandings, negotiations or agreements between the Parties relating to the subject matter hereof, and all amendments and letter agreements in any way relating thereto. No provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument to be executed and approved by the Parties hereto.

9.4	THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

THE PARTIES HERETO have executed this Agreement as of the day and year first above written.

BUYER/PROCESSOR:
(SEAL)
ATTEST:		DUKE ENERGY FIELD SERVICES, INC
A COLORADO CORPORATION

By:	/s/ WILLIAM B. MATHEWS	BY:	/s/ KEVIN L. WILLIAMS
	WILLIAM B. MATHEWS,		KEVIN L. WILLIAMS,
	ASSISTANT SECRETARY		VICE PRESIDENT

SELLERS:

(SEAL)
ATTEST:			UNITED STATES EXPLORATION, INC.
A COLORADO CORPORATION

BY:	/s/ Shirley R. Kovar	BY:	/s/ Bruce D. Benson
	Shirley R. Kovar		Bruce D. Benson
	Assistant Secretary		President

SELLER'S TAX ID NO. 84-1120323

(SEAL)
ATTEST:			PETROLEUM DEVELOPMENT CORPORATION
A NEVADA CORPORATION

BY:	/s/ Dale G Rettinger	BY:	/s/ Thomas E. Riley
	Assistant Secretary		Vice President

SELLER'S TAX ID NO. 95-2636730

STATE OF COLORADO	)
) ss
CITY & COUNTY OF DENVER	)

Before me, Elaine D. Hegler, a Notary Public in and for said County and State, on this 28th day of October, 1999, personally appeared KEVIN L. WILLIAMS and WILLIAM B. MATHEWS, known to me to be the Vice President and Assistant Secretary, respectively, of Duke Energy Field Services, Inc, a Colorado corporation, on behalf of said corporation and acknowledged to me that they executed this Agreement for the considerations and purposes therein set forth.

Given under my hand and seal of office this 28th day of October, 1999.

MY COMMISSION EXPIRES:	/s/ Elaine D. Hegler
NOTARY PUBLIC
11/17/2002

STATE OF Colorado	)
) ss
COUNTY OF Denver	)

Before me, CONSTANCE L. NORDBERG, a Notary Public in and for said County and State, on this 15 day of October, 1999, personally appeared BRUCE D. BENSON, and SHIRLEY R. KOVAR, known to me to be the PRESIDENT and ASSISTANT SECRETARY respectively, of United States Exploration, Inc., a Colorado corporation, on behalf of said corporation and acknowledged to me that they executed this Agreement for the considerations and purposes therein set forth.

Given under my hand and seal of office this 15 day of October 1999.

MY COMMISSION EXPIRES:	/s/ Constance L. Nordberg
NOTARY PUBLIC
May 5, 2002
CONSTANCE L. NORDBERG
NOTARY PUBLIC
STATE OF COLORADO
My Commission Expires May 5, 2002

STATE OF West Virginia	)
) ss
COUNTY OF HARRISON	)

Before me, Misty L. Finch, a Notary Public in and for said County and State, on this 20th day of October, 1999, personally appeared Dale G. Rettinger and Thomas E. Riley known to me to be the Asst. Secretary and Vice President, respectively, of Petroleum Development Corporation, a Nevada corporation, on behalf of said corporation and acknowledged to me that they executed this Agreement for the considerations and purposes therein set forth.

Given under my hand and seal of this 20th day of October, 1999

MY COMMISSION EXPIRES:	/s/ Misty L. Finch
NOTARY PUBLIC
October 16, 2001

EXHIBIT “A”
LEASE SCHEDULE
ESSOR	LESSEE	DESCRIPTON	LEASE DATE/TERM	RECORDED BOOK PAGE	COUNTY	GROSS ACRES	NET ACRES

Union Pacific Resources Company	United States Exploration, Inc.	T4N-R67W Sec. 13; NENE Weld Co., CO Insofar and only Insofar as the Lease covers the Codell formation and further limited to the wellbore of the Bernhardt 13A well located in the NENE of section 13, T4N-R67W	To be determined *	To be determined *	Weld	40	40

*	To be earned under that certain Exploration Agreement dated effective 6/1/98, as amended, by and between Union Pacific Resources Company and United States Exploration, Inc.

(ROGGEN)

EXHIBIT B

APPENDIX
TO
GAS PURCHASE AND PROCESSING AGREEMENT
GENERAL TERMS AND CONDITIONS

1	DEFINITIONS

A.          For the purposes of the Gas Purchase and Processing Agreement {the "Agreement") to which this Appendix is attached, unless the context of the Agreement requires otherwise, the following terms and expressions used therein and in this Appendix shall be defined as follows:

1)
"Accounting Period", except the initial "Accounting Period", shall mean a period of one calendar month, commencing at 8:00 a.m. local time on the first day of each month, and ending at 8:00 a.m. local time on the first day of the succeeding calendar month. The initial “Accounting Period" shall commence at 8:00 a.m. local time on the date of initial deliveries of Gas hereunder, continuing for a period of consecutive calendar days until 8:00 a.m. local time on the first day of the succeeding calendar month.

2)
"Btu" (British Thermal Unit) shall mean the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from fifty-eight and five-tenths degrees (58.5°) to fifty-nine and five-tenths degrees (59.5°) Fahrenheit under standard conditions.

3)
"Buyer/Processor's Gathering System" shall mean the pipelines (including field compression) and appurtenances constructed by Buyer/Processor for the purpose of accepting delivery and transmitting Seller's Gas from the Point(s) of Delivery to the Gas Plants.

4)	"Cubic foot of Gas" shall mean the amount of Gas required to fill a cubic foot of space when the Gas is at a base pressure of 14.65 Psia and at a base temperature of 60° F.

5)	"Day" shall mean the 24-hour period beginning and ending at 8:00 a.m. Local Time.

6)	"Facilities" shall have meaning ascribed by the first Recital of the Agreement.

7)	"Fractionator" shall have the meaning ascribed by the first Recital of the Agreement.

8)
"Gas" shall mean the effluent vapor stream including ail of the constituents thereof, entrained liquids as produced from a well, whether a gas well or an oil well, and delivered into the Facilities by Seller and other producers at their respective Point(s) of Delivery.

9)
"Gas Plant” shall mean Buyer/Processor's Roggen natural gas processing plant (excluding fractionation facilities) located in the SW1/4 of Section 24, Township 2 North, Range 63 West, Weld County, Colorado, as well as those processing facilities which may be added or deleted (including the Roggen plant) by Buyer/Processor in its sole discretion from time to time for the efficient operation of any of the Facilities.  Buyer/Processor, in its sole discretion from time to time for the efficient administration of the Facilities, may perform allocations under this Agreement on a single processing facility basis or on a pooled basis among any or all of the processing facilities constituting the Gas Plant.

10)	"MMBtu" shall mean one million (1,000,000) Btu's.
{Revised 10/11/99}

11)
"Market Price" shall be defined as the weighted average commodity price per MM Btu received by Buyer/Processor for the amounts of Residue Gas (excluding any storage amounts) sold to uncommitted Residue Gas markets via the pipeline facilities of Public Service Company of Colorado or Colorado Interstate Gas Company at the best price then obtainable in Buyer/Processor's sole judgment and discretion, less any applicable transportation, handling and storage fees Incurred and paid by Buyer/Processor in association therewith. As used above, "uncommitted Residue Gas markets" shall mean those markets not committed to specific Gas Purchase and Processing or similar Agreements and/or sellers.

12)	"Month" shall mean the period beginning at 8:00 a.m. local time on the first day of a calendar month and ending at 8:00 a.m. local time on the first day of the next succeeding calendar month.

13)	"Party" or "Parties" shall mean one or both, respectively, of the signatories to this Agreement.

14)
"Plant Products” shall mean all liquefiable hydrocarbons including without limitation ethane, propane, butane, and natural gasoline, individually or as a mixture, as determined by the latest GPA Publication 2145 extracted and saved at the Gas Plants from all of the Gas delivered to and processed by Buyer/Processor, whether or not fractionated into individual components at the Fractionator. Plant Products shall not be deemed to include liquids or drip (condensed hydrocarbons) which have collected in and are removed from Buyer/Processor's Gathering System upstream of the inlets to the Gas Plant.

15)	"Points of Delivery" shall have the meaning ascribed to it by Section 2 of this Appendix.

16)	"Psia" shall mean pounds per square inch absolute.

17)	"Psig" shall mean pounds per square inch gauge.

18)
"Residue Gas" shall mean that portion of all Gas, as measured at the tailgate of the Gas Plant, remaining after the extraction therefrom of Plant Products, Gas Plant and field fuel requirements, and Gas Plant and field losses or uses of Gas at the Gas Plant.

19)	"Seller's Gas Reserves” shall mean the total quantity of Seller's Gas attributable to Seller's present or future interest in, and/or which Seller has the right to market from the Leases.

20)	"Shrinkage" shall mean the thermal reduction in the Gas which results from Facilities fuel gas consumption and the extraction of Plant Products.

2	POINT(S) OF DELIVERY, PRESSURE AND OWNERSHIP

A.           The Point(s) of Delivery of all Gas delivered under the Agreement shall be at the inlet of Buyer/Processor's metering facilities located at Seller's lease separation facilities or at such other Point(s) of Delivery as may be mutually agreed upon in writing by the Parties from time to time, and title to said Gas (including such hydrocarbons from the Gas that have not been or cannot be recovered through the use of conventional mechanical wellhead gas-oil separators) shall pass from Seller to Buyer/Processor at said Point(s) of Delivery with respect to all amounts of Seller's Gas sold to Buyer/Processor hereunder.

B.           Seller, at its own expense, shall equip, maintain and operate all facilities to deliver Seller's Gas to Buyer/Processor at the Point(s) of Delivery, including, but not limited to, installation and maintenance of Seller's gathering facilities and mechanical separation equipment.

C.           Buyer/Processor shall construct, maintain, own and operate all necessary facilities to accept Seller's Gas from Seller at the Point(s) of Delivery.  Buyer/Processor shall keep Buyer/Processor's Gathering System and Facilities reasonably clear of obstruction and in consideration thereof shall own all vapors, liquids or drip collected and removed from same.

2 B

D.           Seller will deliver Gas at the Point(s) of Delivery at a pressure sufficient to enter Buyer/Processor's Gathering System, which Buyer/Processor agrees to maintain at an average maximum working pressure during each Accounting Period of one hundred fifty (150) Psig. However, in the event Seller determines that such working pressure excessively limits the production of Seller's Wells, Seller shall provide written notice thereof to Buyer/Processor. Upon receipt of such notice, Buyer/Process or, as soon as practicable, shall present to Seller a written proposal pursuant to which Buyer/Processor shall construct, own and operate such field compression facilities as may be necessary to reduce such pressure to a mutually acceptable level and shall disclose the charges to be assessed Seller therefore together with a schedule of payment. Once such proposal has been accepted by Seller in writing, Buyer/Processor shall utilize its best efforts to construct or cause to be constructed and placed in operation the required field compression facilities within ninety (90) days of receipt of such written acceptance.

E.           As between the Parties, Seder shall be in possession and control of the Gas deliverable under the Agreement and responsible for any injury or damage caused thereby until the same shall have been delivered to Buyer/Processor, after which delivery Buyer/Processor shall be deemed to be in exclusive possession and control thereof and responsible for any injury or damage caused thereby.

3	RESERVATIONS OF SELLER

A.           Seller, as a reasonable and prudent operator, hereby expressly reserves the following rights with respect to Seller's Gas Reserves and the Leases subject hereto:

1)	The right to use the Gas produced from the Leases prior to delivery to Buyer/Processor for the following purposes:

a)	For fuel in the development and operation of the Leases from which the Gas is produced;

b)	For delivery to the lessors of the Leases of the Gas if such lessors are entitled to use or take such Gas in kind under the terms of the Leases;

c)	For fuel in the operation of the facilities which Seller may install in order to deliver Gas hereunder in accordance with the terms hereof.

2)
The right to pool or unitize the Leases (or-any portion thereof) with other lands and leases so long as such action does not reduce Seller's Gas Reserves. In the event of any such pooling or unitization, the Agreement will cover Seller's interest in the pool or unit and the Gas attributable thereto to the extent that such interest is derived from Seller's Gas Reserves.

B.           Seller shall provide to Buyer/Processor all necessary information whereby Buyer/Processor can make the proper allocation herein called for or required by Buyer/Processor's normai and customary accounting practices or required by Buyer/Processor's normal and customary contract administration practices, when different vintages of Gas are being delivered through a single Point of Delivery.

C.           Seller shall operate the Leases free of any control by Buyer/Processor, including without limitation the right to make farmouts of any lease subject to this Agreement, and to abandon any well and surrender any lease when Seller deems the same no longer capable of producing Gas in commercial quantities under normal methods of operation. Seller shall not be required to produce any well or wells in any manner which in its sole judgment and discretion would not constitute good operating practice, nor shall Seller be obligated to drill additional wells or to deepen, repair or rework any existing wells.

4	QUANTITY RESTRICTIONS

A.           Buyer/Processor's obligation to receive Seller's Gas under the Agreement is subject to the limitations and conditions set forth below:

1)
If Buyer/Processor is unable to receive and purchase the total amounts of Seller's Gas tendered to Buyer/Processor from Seller's Wails due to market restrictions or capacity restrictions on the Facilities, Buyer/Processor shall receive and purchase only that portion of Seller's Gas available for delivery to the Gas Plant which is ratable on a thermal basis with the heating value of all Gas available for delivery to the Gas Plant, excluding gas being transported by Buyer/Processor, based upon the most recent Accounting Period of production during which no delivery restrictions wars imposed and/or no events of force majeure were in effect, after all required-purchase and/or dedicated capacity Gas has been received and purchased.

3 B

2)	The terms of any third-party Residue Gas sales agreements then in force.

5	SELLER'S WARRANTIES

A.           Seller hereby warrants title to the Gas sold and delivered hereunder and the right of Seller to sell the same; and Seller warrants that all such Gas is owned by Seller, or that Seller has the right to market said Gas free from ad liens and adverse claims, including liens to secure payments of production taxes, severance taxes, and other taxes. Seller agrees to defend (with counsel reasonably acceptable to Buyer/Processor), indemnify Buyer/Processor and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims, whether meritorious or not, of any and all persons, firms, or corporations to said Gas or to royalties, overriding royalties, taxes, license fees, or charges thereon, resulting from actions of, by, through or under Seller, including, without limitation, nonpayment or incorrect payment of proceeds of production. Buyer/Processor shall be entitled to recover all attorneys' fees incurred as a result of its Involvement in any action or claim described herein. Buyer/Processor, at any time thereafter, when it shall appear to Buyer/Processor by reason of receipt of written notice of claim or dispute that the ownership or title to all or part of the Leases, or the Gas produced therefrom, may be in a party or parties other than Seller, or upon learning of any other claims, liens, taxes, royalties, fees, expenses or other adverse claims, may suspend payments hereunder and retain as security for the performance of Seller's obligations with respect thereto, the entire purchase price of the Gas until Buyer/Processor has been satisfied as to the amount of such claim or ownership claimed, and thereafter up to the amount of such ownership interest or claim until it has been finally determined and satisfied or until Seller shall have furnished a bond to Buyer/Processor in an amount and with sureties satisfactory to Buyer/Processor, conditioned upon the protection of Buyer/Processor with respect to such ownership or claim.

6	EASEMENTS

A.           To the extent that it may contractually or lawfully do so under its leasehold interest without impairing its own similar right. Seller hereby assigns and transfers to Buyer/Processor any easement across the Seller's Leases, and across any adjoining lands in which Seller may have an interest, for the purposes of installing, using, inspecting, repairing, operating, replacing, and/or removing Buyer/Processor's pipe, meters, lines, and other equipment used or useful in the performance of the Agreement, It is intended that any property of Buyer/Processor placed in or upon any of such land shall remain the personal property of Buyer/Processor, subject to removal by it upon the expiration or termination of the Agreement for any reason.  Buyer/Processor shall have a reasonable time after the expiration or termination of the Agreement to remove same. Buyer/Processor shall defend (with counsel reasonably acceptable to Seller), indemnify and hold Seller harmless of and from any and all claims and damages for all injuries to persons, including death, or damage to property arising out of or incident to Buyer/Processor's use of the easement hereunder transferred, only in the event said claim or damage shall be the result of negligence legally imputable to Buyer/Processor, its employees, agents, and representatives.

7	SHRINKAGE

A.           Buyer/Processor agrees to use ordinary care in transporting Seller's Gas from the Point(s) of Delivery to the Gas Plant, and after processing Seller's Gas, delivering the resultant Residue Gas to its purchaser at the tailgate of the Gas Plant.  However, the Parties understand and agree that certain losses in the Gas will occur and shall be shared by and among Seller and other third parties whose gas is transported to the Gas Plant, in the proportion that each party delivers gas into Buyer/Processor's Gathering System at their respective Point(s) of Delivery.

8	GAS MEASUREMENT AND QUALITY

A.           Buyer/Processor shall furnish and install a suitable orifice meter at the Point(s) of Delivery of the Gas covered hereby.  Each meter installed by Buyer/Processor shall be a meter acceptable in the industry and each mater shall be installed and operated in accordance with the requirements of applicable provisions in ANSI/API 2530, “Orifice Metering of Natural Gas” (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the Parties, Any meter installed hereunder shall be open to inspection by Seller at ail reasonable times. The charts and records pertaining to measurement hereunder shall be kept on file by Buyer/Processor for a period of two (2) years for the mutual use of the Parties.  In the event any question arises as to the accuracy of the measurement, the meter or meters shall be tested upon the demand of either Party. The expense of any such special test shall be borne by the Party demanding same if the meter registration is found to be correct, and by Buyer/Processor if found to be incorrect.

4 B

B.           Seller may, at its option and sole expense, install, maintain and operate check meters and other equipment to check Buyer/Processor's meters; provided, however, that such check meters and other equipment shall be installed by Seller so as not to interfere with the operation of any of the Facilities.. Buyer/Processor and Seller shall have access to each other's measuring equipment at all times during business hours, but the reading, calibrating and adjustment thereof and the changing of charts shall be done only by the employees or agents of Buyer/Processor and Seller, respectively, as to meters or check meters so installed hereunder.

C.           At least semi-annually Buyer/Processor shall calibrate all meters installed hereunder and make adjustments as necessary. Should Seller so desire, Buyer/Processor shall give notice to Seller of the time of such calibrations sufficiently in advance of holding same in order that Seller may have its representative present. With respect to any test made hereunder, a registration within two percent (2%) of correct shall be considered correct. However, the meter or meters, when found to be incorrect, shall be adjusted to one hundred percent (100%) accuracy as soon as possible. Settlement for any period during which the meter registration deviates by more than two percent (2%) of correct shall be corrected at the rate of inaccuracy for any period of inaccuracy which is definitely known or agreed upon; but in case the period is not definitely known or agreed upon, then either for a period of fifteen (15) days prior to the date of said test, or for a period calculated from the beginning of the Accounting Period in which the test was conducted, whichever is longer. The rate of the inaccuracy shall be estimated and agreed upon by the Parties hereto on the basis of the best available data, using the first of the following methods which is feasible:

1)	By using the registration of any check meter or meters if installed and accurately registering; or, in the absence thereof,

2)	By calibration, test, or mathematical calculation; or

3)	By estimation based on comparison of the quantity of deliveries with deliveries during preceding periods under similar conditions when the meter was registering accurately.

D.           All fundamental constants, observations, records and procedures involved in the determination and/or verification of the quantity and other characteristics of Gas measured hereunder, unless otherwise specified herein, shall be In accordance with the applicable provisions in ANSI/API 2530, "Orifice Metering of Natural Gas" (American Gas Association Gas Measurement Committee Report No. 3) of the Natural Gas Department of the American Gas Association, as amended from time to time, or by any other method commonly used in the industry and mutually acceptable to the Parties.  The average local atmospheric pressure shall be assumed to be 12.3 Psia. The temperature of Gas flowing through each meter shall be determined by a recording thermometer, installed by Buyer/Processor at its sole cost and expense to properly record the temperature of the flowing Gas, and the arithmetical average of the temperature recorded while the Gas is flowing during each meter chart interval shall be used in correcting amounts delivered hereunder to a temperature base of sixty degrees Fahrenheit (60°F) and to a pressure base of 14.65 pounds Psia.

E.           Seller agrees that all Gas delivered to Buyer/Processor under the Agreement shall:

1)	Contain not more than one-fourth (¼) grain of hydrogen sulfide per one hundred (100) cubic feet of Gas, or more than five (5) grains of total sulfur per one hundred (100) cubic feet of Gas;

2)	Contain not more than two percent (2%) by volume of carbon dioxide, nor more than three percent (3%) by volume of nitrogen, nor more than two-tenths percent (0.2%) by volume of oxygen;

3)	Not have a maximum temperature greater than one hundred twenty degrees Fahrenheit (120°F), or a minimum temperature less than forty degrees Fahrenheit (40°F); and

4)
Be commercially free of all objectionable dust or other solid or liquid or gaseous matters which might interfere with its merchantability or cause injury to or interference with proper operations of any of the Facilities through which the Gas flows.

5 B

F.           Buyer/Processor may test Seller's Gas delivered hereunder for adherence to the specifications above set forth, such testing to be in accordance with generally accepted industry standards and procedures. If the Gas so delivered by Seller does not meet the specifications set forth above. Buyer/Processor, at its option, may refuse to accept delivery of said Gas into its Facilities, or may accept such Gas, provided that measured volumes of such Gas shall be reduced by the amount by which the total volume of inert components exceed five percent (5%) as set forth above. If Seller shall deliver Gas to Buyer/Processor which exceeds the maximum pressure specifications or fails to meet the quality specifications for any given Delivery Point, Seller shall be responsible for any damages caused to Buyer/Processor's Facilities and any other damages as a result of Seller's delivery of such nonconforming Gas.

G.           At least annually, Buyer/Processor shall take samples from each of Seller's Wells at the Delivery Points and have such samples analyzed by chromatograph analysis to determine the liquids content by component and the heating value of such Gas. Buyer/Processor shall have the right to take and analyze a spot Gas sample prior to the regularly scheduled sampling. Additionally, upon Seller's written request to Buyer/Processor and at Seller's sole cost, risk and expense, Buyer/Processor shall take and analyze Gas samples more frequently, All Gas samples taken hereunder shall be taken at such times that are reasonably mutually agreeable so that the sample will be representative of the Gas produced, shall be analyzed using the most current Gas Processor's Association Publications and Seller shall be permitted to be present for such sampling and permitted to take a split sample.  Heating values determined by calculation from compositional analysis according to GPA Standard 2172-84 (or latest revision) shall be converted to values that reflect the actual condition of the Gas on delivery as adjusted for pressure, water content, and compressibility unless otherwise prescribed by statute. Gas produced and not dehydrated at point of measurement shall be considered to be saturated with water at measurement temperature and pressure unless determined otherwise. For the purpose of making Btu calculations, Gas which contains seven (7) pounds of water or more per Mcf shall constitute wet gas and Gas which contains less than seven (7) pounds of water per Mcf shall constitute dry gas. Any chromatograph analysis taken hereunder shall be effective for Gas delivered commencing on the first day of the next succeeding month and shall not be effective retroactively unless otherwise mutually agreed by the Parties.

9	ALLOCATION OF RESIDUE GAS AND PI ANT PRODUCTS REVENUES

A.           For the purpose of determining the Residue Gas MMBtu's attributable to Producer's Gas, Gatherer/Processor shall calculate a fraction, the numerator being the Theoretical Residue MMBtu's of Gas attributable to each of Producer's Wells and the denominator being the total Theoretical Residue MMBtu's of all Gas received and processed-by Gatherer/Processor, This fraction shall be multiplied by the total Residue Gas MMBtu's available at the tailgate of the Gas Plant to determine the Residue Gas attributable to each of Producer's Wells.. Residue Gas attributable to each of Producer's Wells shall be allocated to Gatherer/Processor and Producer pursuant to the Gathering and Processing Fees provisions contained herein.. For the purpose of making Btu calculations, Gas which contains seven (7) pounds of water or more per Mcf shall constitute wet gas and Gas which contains less than seven (7) pounds of water per Mcf shall constitute dry gas. Any chromatograph analysis taken hereunder shall be effective for Gas delivered commending on the first day of the next succeeding month and shall not be effective retroactively unless otherwise agreed by the Parties.

B.           Theoretical Residue MMBtu's attributable to each of Producer's Wells shall be determined by calculating the MMBtu's measured at each of Producer's Wells and deducting the Shrinkage MMBtu's attributable to each of Producer's Wells Shrinkage MMBtu's shall be the sum of the MMBtu's determined by multiplying the allocated gallons of each of Plant Product attributable to each of Producer's Wells by the following conversion factors:

Plant Product	Conversion Factor (Btu/Gallon)
C2	65,869
C3	90,830
C4	98,917
NC4	102,913
IC5	108,913
NC5	110,084
C6+	117,040

C.           Plant Products Revenue attributable to each of Producer's Wells shall be calculated by multiplying the percentage of each Plant Product allocable to each of Producer's Wells by the total apportioned fractionated and non-fractionated Plant Products Sales Revenue received by Gatherer/Processor for the total of each Plant Product marketed by Gatherer/Processor or it designee during the applicable Accounting Period {FOB the Gas Plant and/or the Fractionator, as applicable), less transportation and fractionation fees with respect to fractionated volumes (currently [ * ] ($[ * ]) per gallon), subject to adjustment by Gatherer/Processor or its designee, as determined at the inlet to the Fractionator. Division of revenues from tile Plant Products shall be determined in accordance with the Gathering and Processing Fees provisions contained herein.

6 B

D.           For purposes of determining the percentage of each plant Product allocable to each of Producer's Wells, Gatherer/Processor shall multiply the volume in MCF's of Gas attributable to each of Producer's Wells by the GPM (Gallons Per MCF) for each Plant Product contained in the well stream. Said GPM shall be determined by an Initial chromatograph analysis taken on spot Gas samples from each of Producer's Wells subject to the measurement provisions of the Existing Agreements, The calculated value will be the Theoretical Plant Product Content for each Plant Product of Producer's Gas. Said Theoretical Plant Product Content for each Plant Product shall be divided by the Total Theoretical Plant Product Content for each Plant Product of all gas received by Gatherer/Processor to determine the percentage of Plant Product for each Plant Product attributable to each of Producer's Wells.

E.           Gatherer/Processor or its designee, in its sole discretion, shall determine whether or not to fractionate ail or any portion of the Plant Products based upon then current market conditions, and will market one hundred percent (100%) of the Plant Products, both fractionated and unfractionated, upon terms which, in Gatherer/Processor's or its Designee's sole judgement, are commercially reasonable. Upon request, Gatherer/Processor will furnish Producer on a monthly basis with reports containing volumes sold and prices applicable thereto. Upon execution of Gatherer/Processor's confidentiality agreement. Producer shall have the right at reasonable times during normal business hours to review the books and records of Gatherer/Processor pertaining to the sale of Plant Products, allocation of Residue Gas and revenues received therefrom.

10	PRICING INFORMATION AND REFUNDS

A.           Seder agrees that it will supply data and information at Buyer/Processor's reasonable request, and otherwise cooperate with Buyer/Processor in any regulatory proceeding wherein the price or other provisions set forth herein may be the subject of review.

B.           Should Buyer/Processor make payment to Seller based on the price for any category of Gas subject to any governmental agency or judicial review of such determination, and if it is subsequently determined that the Gas for which payment was made was not eligible for the price upon which payment was based, or if the price to be paid hereunder for such Gas is determined to be in excess of the maximum lawful price permitted by applicable NGPA price categories, or if for any reason Buyer/Processor is not permitted to receive or retain such prices in its resale rates, then the rate thereafter to be paid shall be accordingly reduced and Seller will refund to Buyer/Processor any previous excess payments together with interest at the rate prescribed in 18 C.F.R. Sec. 273.302 or subsequent regulation.

C.    The Parties acknowledge that Buyer/Processor has not reviewed the terms of Seller's Leases pertaining to Seller's Gas and that, to the extent it is responsible for doing so, Buyer/Processor shall account and make payment to royalty, overriding royalty, and other interest owners and to taxing authorities based on the price paid by Buyer/Processor for Seller's Gas as set forth in the Agreement, and that so long as Buyer/Processor makes payment as aforesaid, Buyer/Processor shall not be responsible for any other deficiency or overpayment.

11	TAXES

A.           Seller agrees to pay, or cause to be paid, when due, the taxes lawfully levied on Seller's Gas prior to its delivery to Buyer/Processor, as wall as its proportionate share of taxes, if any, levied upon the Plant Products to be marketed by Buyer/Processor hereunder and not paid by the purchaser.

12	PAYMENT

A.           After delivery of Seller's Gas has commenced, Buyer/Processor shall mail a statement to Seller indicating the quantity of Gas delivered to and the Plant Products and Residue Gas purchased by Buyer/Processor during the preceding Accounting Period, adjustments, if any, made by Buyer/Processor, and the amount due therefore. Where Buyer/Processor is responsible for distribution of revenues, it shall be the obligation of Buyer/Processor to cause proper settlement and accounting to be made and to make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer/Processor hereunder, and in consideration therefore, Buyer/Processor shall charge a monthly accounting and settlement fee in the amount of  [ * ] Dollars ($[ * ]) per well per interest owner to whom Buyer/Processor distributes revenues, said fee to be deducted by Buyer/Processor pro rata from the amount due the working interest owners hereunder on a per-well basis, The monthly accounting and settlement fee shall be increased [ each July 1 ] by a percentage equal to the percentage change In the cumulative implicit GNP price deflator (January 1995 = 1.0) computed and published as an annual rate by the U.S. Department of Commerce (or, if not available, a comparable economic indicator), provided that such number shall never be a negative number. Where Seller is responsible for revenue distribution, Buyer/Processor shall remit the amount due for all Gas purchased to Seller, and it shall be the obligation of Seller to cause proper settlement and accounting to be made and to make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer/Processor hereunder, Buyer/Processor shall mail the statement and payment either on or before the last day of each month (or on the next business day if such day is a weekend or holiday) for Gas purchased the preceding Accounting Period, provided, however, that until Buyer/Processor has received satisfactory evidence of title, it may suspend payments hereunder.  The Party responsible for distribution of revenues to owners of interest in the Gas hereby agrees to defend (with counsel reasonably acceptable to the other Party)), indemnify and hold the other harmless of and from any and all claims, demands, actions, causes of action, costs, damages and expenses related to, arising out of or in any way stemming from such obligation; provided, however, that notwithstanding anything contained herein or the Agreement to the contrary.  Seller shall defend (with counsel reasonably acceptable to Buyer/Processor), indemnify and hold Buyer/Processor of and from any and all claims, demands, actions, causes of action, costs, damages and expenses related to incorrect information provided to Buyer/Processor concerning ownership interests in the proceeds of production. Buyer/Processor, at its election, may deduct from its payment to Seller, sums, if any, due to Buyer/Processor under the terms of the Agreement or other transactions.

7 B

B.           Buyer/Processor shall have the right to deduct from payment to Seller a metering fee of $[ * ] per meter, per month for each meter that is less than 100 MMBtu during any month is delivered to Buyer/Processor.

C.           Upon execution of the other Party's Confidentiality Agreement, each Party to the Agreement shall have, at its expense, the right at all times to examine the books and records of the other Party, during normal working hours, to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to the Agreement. Each Party agrees to keep records and books of account in accordance with generally accepted accounting principles in the industry.  The Parties agree that the sole and exclusive remedy and measure of damages for any improper payments under this Agreement shall be the amount of underpayment or overpayment, as the case may be, during the two (2) year period immediately preceding the date on which a statement delivered hereunder was questioned in writing.

13	SELLER'S REPRESENTATIVE

A.           The party set forth in Article 7 of the Agreement, Notices, is designated as Seller's representative with respect to all matters under this Agreement, including but not limited to the following:

1)	To give and receive all notices;

2)	To make and witness any tests to be made of Seller's Gas and measuring equipment and adjustments to such equipment;

3)	To deliver the quantities of Seller's Gas deliverable hereunder;

4)	To obtain, execute and deliver to Buyer/Processor such division order title opinions and division orders as may be required by Buyer/Processor hereunder; and

5)	To comply with the requirements, rules and regulations of any duly constituted authority having jurisdiction.

6)
If Seller is responsible for distribution of revenues, to receive payment hereunder and to cause proper settlement and accounting to be made and make distribution of proceeds to all owners of interest in the proceeds from the sale of Gas delivered to Buyer/Processor hereunder.

B.           Buyer/Processor may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by said Representative on behalf of Seller as fully and with the same effect as though Seller had done, performed, made or executed the same.

8 B

C.           Seller may change its Representative designated above, or designate a new Representative from time to time by delivery of written notice of change and designation of Representative to Buyer/Processor.  The Representative so designated shad have and may exercise all power and authority therein granted with like effect as though named as such Representative herein in the first instance.

14.           REGULATORY BODIES

A.           The Agreement is subject to all present and future valid laws and lawful orders of all regulatory bodies now or hereafter having jurisdiction of the Parties, or either of them; and should either of the Parties, by force of such law or regulation imposed at any time during the term of the Agreement, be ordered or required to do any act inconsistent with the provisions of the Agreement, the Agreement shall continue nevertheless and shall be deemed modified to conform with the requirements of such law or regulation for that period only during which the requirements of such law or regulation are applicable. Nothing in the Agreement or this Appendix shall prohibit either Party from obtaining or seeking to obtain modification or repeal of such law or regulation or restrict either Party's right to legally contest the validity of such law or regulation, and each Party reserves the right to file with such regulatory bodies any material necessary to implement the terms of the Agreement and this Appendix as they existed prior to the modification.

15           FORCE MAJEURE

A.           Except for Buyer/Processor's and Seller's respective obligations to make proper settlement, accounting and distribution of proceeds to all interest owners as provided above for Gas delivered to and purchased by Buyer/Processor under the Agreement, in the event either Buyer/Processor or Seller is rendered unable, by reason of an event of force majeure, to perform, wholly or in part, any obligation or commitment set forth in the Agreement, then upon such Party giving notice and full particulars (including all supporting documentation) of such event as soon as practicable after the occurrence thereof, the obligations of both Parties shall be suspended to the extent and for the period of such force majeure provided that the Party claiming an event of force majeure shall make all reasonable attempts to remedy the same with all reasonable dispatch.

B.           The term "force majeure", as used herein, shall mean acts of God, strikes, lockouts or industrial disputes or disturbances, civil disturbances, arrest and restraint of rulers or people, interruptions by government or court orders, necessity for compliance with any present and future valid orders of court, or any law, statute, ordinance or regulation promulgated by any governmental or regulatory authority having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, partial or entire failure of Gas supply, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the shutting in of facilities for the making of repairs, alterations or maintenance to wells, pipelines or plants, or any other cause whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming "force majeure”.

C.           Neither Party shall be entitled to the benefit of the provisions of this Section under either or both of the following circumstances:

1)
To the extent that the failure was caused by the Party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch; or,

2)	If the failure was caused by lack of funds, or with respect to the payment of any amount or amounts then due hereunder.

D.           Settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the duty that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes and lockouts by acceding to the demands of the Parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

9 B

16.           DEFAULTS

A.           It is covenanted and agreed that if either Party shall fail to perform any of the covenants or obligations imposed upon it under and by virtue of the Agreement or this Appendix, in addition to its other rights and remedies, the other Party may terminate the Agreement by proceeding as follows:

1)
The Party not In default shall cause a written notice to be served on the other Party in default, stating specifically the cause for terminating the Agreement, and declaring it to be the Intention of the Party giving notice to terminate the same; thereupon, the Party in default shall have thirty (30) days after the service of the aforesaid notice in which to remedy or remove the cause or causes stated in the notice for terminating the Agreement. If within said thirty (30) days the Party in default does so remove and remedy said cause or causes, or fully indemnifies the Party not in default for any and all consequences of such breach, then such notice shall be withdrawn and the Agreement shall continue in full force and effect.

2)
In case the Party in default does not remedy and remove the cause or causes, or does not indemnify the Party giving the notice for any and all consequences of such breach, within said period of thirty (30) days, then the Agreement shall become null and void from and after the expiration of said period.

3)
Any cancellation of the Agreement pursuant to the provisions of this Section shall be without prejudice to the obligation of Buyer/Processor to make proper settlement, accounting and distribution of proceeds to ad owners of interest in the proceeds received for Gas delivered to Buyer/Processor thereunder to the time of cancellation, and without waiver of any remedy to which the Party not in default may be entitled for violations of the Agreement.

B.           No waiver by either Seller or Buyer/Processor of any default of the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature, nor shall any failure to exercise any right hereunder be considered as a waiver of such right in the future

17.           UNECONOMIC WELL CONNECTIONS

A.           In the event Seller desires Buyer/Processor to connect a well to Buyer/Processor's Gathering System which well, in Buyer/Processor's sole opinion, would not constitute an economic connection, Buyer/Processor shall be under no obligation to connect any such well, or to accept any Gas therefrom. Nevertheless, Buyer/Processor, upon Seller's request, may accept Gas from any such well if Seller shall acquire and assign without charge to Buyer/Processor a - measuring station site on Buyer/Processor's existing Gathering System at a mutually agreeable point, together with all necessary rights of ingress and egress thereto, and bear the cost of the construction, operation and maintenance of all facilities necessary to deliver Gas from such well into Buyer/Processor's Gathering System at said mutually agreeable point. Should Seller elect not to deliver Gas to Buyer/Processor from such well, Buyer/Processor shall release such well and the acreage attributable to the drilling and spacing unit thereof from the Agreement, but only as to the formation in which such well is then completed.

B.           In the event Gas volumes available for delivery from any of Seller's Wells hereunder become uneconomic to Buyer/Processor in the exercise of Buyer/Processor's reasonable judgment, Buyer/Processor agrees to release from dedication to this Agreement the affected Well(s) and the Leases to the extent of the drilling and spacing unit(s) corresponding to such WelI(s).

18	UNECONOMIC OPERATION OF GAS PLANT OR BUYER/PROCESSOR'S GATHERING SYSTEM

A.           If, in the opinion of Buyer/Processor, any of the Gas Plant or Buyer/Processor's Gathering System is or becomes uneconomic to operate due to its volume, quality, Plant Products content, governmental regulation or any other cause, Buyer/Processor may either modify or suspend operations thereof, in which case Buyer/Processor shall not be obligated to take delivery of, or may cease processing all or any portion of the Gas from Seller's Wells, so long as such condition exists. For the purposes hereof, "uneconomic operation" shall be defined as circumstances under which Buyer/Processor's share of net operating revenues (the sum of Buyer/Processor's percentage of revenues attributable to sales of Plant Products and Residue Gas) of any of the Gas Plant or Buyer/Processor's Gathering System is insufficient to offset actual operating costs thereof.

10 B

B.           During periods of uneconomic operation of any of the Gas Plant or Buyer/Processor's Gathering System and/or suspension of operation of portions thereof, Buyer/Processor, at the request of the Seller, shall place back in service and operate such suspended portions of the affected Gas Plant or Buyer/Processor's Gathering System as may be necessary to accept and process all or any portion of Seller's Gas'. In consideration thereof, Seller agrees to reimburse Buyer/Processor, in the same proportion as the ratio of the Gas volumes supplied by Seller bear to the total Gas volumes supplied to the affected Gas Plant or Buyer/Processor's Gathering System by other third-party sellers, for any losses (costs of operations of the affected Gas Plant or Buyer/Processor's Gathering System in excess of revenues attributable to operations of the affected Gas Plant or Buyer/Processor's Gathering System after deducting payments to all contributing producers for Gas delivered to and processed by the affected Gas Plant or Buyer/Processor's Gathering System) incurred by Buyer/Processor during such continued uneconomic operations. Buyer/Processor may, at its option, elect to sell the affected Gas Plant or Buyer/Processor's Gathering System rather than operate the same under the terms of this Section.

19	LITIGATION - ATTORNEYS' FEES

A.           In the event litigation arising out of the Agreement (excluding litigation or actions indemnified pursuant to Section 5, Seller's Warranties, or Sections 2.E or 21 A of this Appendix) should be initiated by any Party hereto, the prevailing Party, after the entry of a final non-appealable order, shall be entitled to recover from the other Party, as a part of said judgment, all court costs, fees and expenses of such litigation, including reasonable attorneys' fees.

20	DAMAGES

A.           Whether or not occasioned by a default or other breach of the Agreement, neither Party shall be liable to he other for special, exemplary, or consequential damages, except as to third-party claims, pursuant to the indemnification provisions of the Agreement or this Appendix.

21	GENERAL

A.           The Parties hereto assume full responsibility and liability for the maintenance and operation of their respective properties and agree to indemnify and save harmless the other Party from all liability and expense on account of any damages, claims or actions arising from any act or accident in connection with the installation, presence, maintenance or operation of the property or equipment of the indemnifying Party.

B.           Seller agrees that Buyer/Processor, its successors and assigns, shall have the right, but not the obligation, at any time to redeem for Seller, its successors and assigns, or other interest owners by payment of any taxes, deeds of trust, judgments or other liens on the Leases described in Exhibit "A" hereto, on Seller's Gas Reserves or the production therefrom, in the event of default of payment by Seller or other interest owners, and be subrogated to the rights of the holder or holders thereof Seller further agrees that any such redemption and payment by Buyer/Processor for the account of Seller or other interest owners shall be applied by way of a setoff against the purchase price which Buyer/Processor would otherwise pay to Seller or the other interest owners under Section 9 of the Appendix attached hereto, such set-off to continue until all payments by Buyer/Processor under this Agreement, plus interest, have been fully recouped by Buyer/Processor.

C.           Upon consent of Buyer/Processor, this Agreement may be ratified and adopted by any owner of an interest in the Leases subject hereto, or any leases with which the Leases subject hereto may be pooled or unitized, by execution and delivery to Buyer/Processor of a separate written instrument ratifying and adopting this Agreement insofar as said owner's interest in any such lands or leases is concerned, all the terms and provisions of this Agreement shall be binding upon such interest owner.  In addition, upon Buyer/Processor's request, Seller shall cause each interest owner in the Leases to execute and deliver to Buyer/Processor a ratification of this Agreement.

D.          Each Seller executing or ratifying the Agreement makes and enters into the Agreement severally and not jointly with other sellers, and they are not acting as partners, joint venturers, or otherwise jointly in this transaction, and nothing herein contained or provided shall operate to create, or be construed as creating, any such relationship, It is expressly provided that there shall never be any joint liability against the Parties designated herein as Seller and that no single party Seller shall be liable for the acts or omissions of any other single party Seller.

E.           In the event Seller desires to commit additional Gas produced and saved, or to be produced and saved, from oil and gas leases other than those dedicated hereunder and in which Seller owns and holds, or has an interest or interests, such oil and gas leases and the wells drilled and completed, or to be drilled and completed, thereon shall be covered by a separate Gas Purchase and Processing Agreement between Seller and Buyer/Processor.

11 B

F.           The Equal Employment Opportunity Clause required under Executive Order No. 11246, the affirmative action commitment for disabled veterans and veterans of the Vietnam Era, set forth in 41 CFR 60-250 4, the affirmative action clause for handicapped workers, set forth in CFR 650-741 4, and the related regulations of the Secretary of Labor, 41 CFR Chapter 60, are incorporated by reference in this Agreement. By accepting this Agreement, Seller certifies that it complies with the authorities cited above and that it does not maintain segregated facilities or permit its employees to perform services at locations where segregated facilities are maintained, as required by 41 CFR 60.1.8.

END OF GENERAL TERMS AND CONDITIONS

12 B

K N Gas Gathering, Inc. A Subsidiary of K N Energy Inc 635 N 7th Ave. Brighton, CO 80601 (303) 659-5922

September 17, 1999

Connie L. Nordberg
United States Exploration, Inc
1560 Broadway, Suite 1900
Denver, CO 80202

Ms. Nordberg,

KN Gas Gathering, Inc., hereby releases the following proposed well from our gathering contract dedication: Bernhardt 13-A, located at NE/4, Section 13 - T4N - R67W, in Weld County, Colorado

If you have any questions, please call me at 303-655-4341.

Sincerely,

/s/ Scott Emerson
Scott Emerson
General Manager
Wattenberg Operations

Cc:	Rick Williams
Billy Cantwell
Darrel Gentry

Denver District Office

October 4, 1999

Ms. Connie Nordberg
United States Exploration, Inc
1560 Broadway
Suite 1900
Denver, Colorado S0202

RE:	Gas Purchase and Sale Agreement
Greater Wattenberg Area
Bernhardt #13 A T4N, R67W Section 13: NENE
Weld County, Colorado

Dear Connie:

I'm writing in response to your recent request for a Release of Dedication for the referenced well from our Gas Purchase and Sale Agreement, effective July 1, 1999.  Narco hereby agrees to release the referenced well from the dedication of acreage as contained in our Area of Mutual Interest (AMI) to enable UXP to connect said well to Duke's Gathering System.

All other terms and conditions remain in full force and effect.  This release applys only to the referenced well Should you have any questions, please let me know.

Sincerely,

/s/ Christopher J. Denison
Christopher J Denison
Gas Supply Representative

1700 Broadway Suite 2000 Denver, Colorado 80290
Telephone: 303-861-9183